Press Release

Contact:Matthew M. Partridge

Senior Vice President and Chief Financial Officer

(386) 944-5643

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH ANNOUNCES COMPLETION OF SPECIAL DISTRIBUTION

DAYTONA BEACH, FL – December 21, 2020 – CTO Realty Growth, Inc. (NYSE American: CTO) (“CTO” or the “Company”) announced today that it has completed the payment of its previously announced special distribution in an aggregate amount of approximately $55.8 million (the “Special Distribution”).  The Special Distribution is intended to ensure that the Company has distributed all of its previously undistributed earnings and profits attributable to taxable periods ended on or prior to December 31, 2019, as required in connection with the Company’s election to be taxable as a real estate investment trust (“REIT”) commencing with its taxable year ending December 31, 2020.

The Special Distribution was paid through an aggregate of approximately $5.6 million in cash and the issuance of 1,198,963 shares of the Company’s common stock, which was calculated based on the volume weighted average price of approximately $41.8646 measured over the three consecutive trading days ending on December 10, 2020.  The Special Distribution was paid to shareholders of record as of the close of business on November 19, 2020 (the “Record Date”).  Shareholders had an opportunity to elect to receive the Special Distribution in the form of cash or additional shares of common stock, subject to an aggregate limit of $5.58 million of cash (excluding any cash paid in lieu of issuing fractional shares), which represented 10% of the aggregate amount of the Special Distribution.  Shareholders who elected to receive payment in the form of cash received approximately $2.10 per share in cash and approximately 0.24 shares of common stock for each share held on the Record Date (with cash paid in lieu of fractional shares).  Shareholders who elected to receive payment in additional shares of common stock, or who were treated as having elected to receive payment in additional shares of common stock due to failing to make an election prior to 5:00 PM ET on December 7, 2020, received approximately 0.29 shares of common stock for each share held on the Record Date (with cash paid in lieu of fractional shares).  Shareholders holding shares of the Company’s common stock through a broker, dealer, commercial bank, trust company or other nominee will receive their Special Distribution in accordance with the policies of their broker, dealer, commercial bank, trust company or other nominee.

Immediately following the distribution, approximately 5,915,756 million shares of common stock were outstanding.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. (NYSE American: CTO) is a publicly traded diversified real estate investment trust that owns and operates a diversified portfolio of income properties comprising approximately 2.4 million square feet in the United States.  CTO also owns an approximate 23.5% interest in Alpine Income Property Trust, Inc., a publicly traded net lease real estate investment trust (NYSE: PINE).

We encourage you to review our most recent investor presentation, which is available on our website at www.ctorealtygrowth.com.

Forward-Looking Statements

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of the novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE or the entity that holds approximately 1,700 acres of undeveloped land in Daytona Beach, Florida, in which the Company owns a retained interest; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, each as filed with the Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.